UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 02/14/2007

API NANOTRONICS CORP.

(Exact Name of registrant as specified in its charter)

Commission File Number: 000-29429

DE	510388133
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

505 University Avenue, Suite 1400, Toronto, Ontario, Canada	M5G 1X3
(Address of principal executive offices)	(zip code)

(416) 593-6543

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01

On February 14, 2007, API Nanotronics Corp. (the “Corporation”) and Martin Moskovits entered into an employment agreement (the “Agreement”) defining the terms and conditions of Mr. Moskovits’ employment as Chief Technology Officer of the Corporation. Mr. Moskovits employment will commence on May 1, 2007 or such earlier date as the parties may agree. Under the terms of the Agreement, Mr. Moskovits will receive an annual base salary of $375,000 and an annual discretionary bonus that will be based upon certain performance milestones as established by the Board of Directors or the Compensation Committee of the Corporation. Prior to the date of this Agreement, the Corporation has granted 1,100,000 options to Mr. Moskovits. The vesting of 1,000,000 of such options, is contingent, among other events, upon Mr. Moskovits becoming a full time employee of the Corporation.

With respect to the termination provisions under the Agreement, for termination without cause, the Corporation shall have the right to terminate Mr. Moskovits’ employment on 30 days written notice. In such case, if Mr. Moskovits’ employment has been terminated prior to the second anniversary of the effective date of the Agreement, the Corporation shall provide Mr. Moskovits with severance pay equal to his base salary from the date of termination until the second anniversary of the effective date of the Agreement. Upon any termination without cause, Mr. Moskovits shall also receive 12 months base salary and the continuation of certain benefits for a 12 month period. The same severance arrangement applies in the case of constructive termination.

Prior to his appointment as Chief Technology Officer, Mr. Moskovits served as a nanotechnology consultant to the Corporation.

A copy of the Agreement is attached as Exhibit 10.12 to this Current Report on Form 8-K.

The description set forth herein of the terms and conditions of the Agreement is qualified in its entirety by reference to the full text of the Executive Employment Agreement between the Corporation and Martin Moskovits, which is filed with this report as Exhibit 10.12 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.12	Executive Employment Agreement dated as of February 14, 2007 between the Corporation and Martin Moskovits.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2007	API NANOTRONICS CORP.

	By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chief Executive Officer

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